Exhibit 10.5

POLICY REGARDING THE RECOUPMENT OF CERTAIN PERFORMANCE-BASED COMPENSATION PAYMENTS [also known as “Clawback” Policy]
Revised: March 31, 2010
The Board of Directors or Compensation Committee shall, in such circumstances as it determines to be appropriate, require reimbursement of all or a portion of any performance-based short or long-term cash or equity incentive payments to an employee at the vice-president level or more senior position where:
(1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws;
(2) a lesser payment of cash or shares would have been made to the employee based upon the restated financial results; and
(3) the payment of cash or shares was received by the employee prior to or during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated.
This policy does not limit any other remedies the Company may have available to it in the circumstances, which may include, without limitation, dismissing an employee or initiating other disciplinary procedures. The provisions of this policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws.